                                                                    EXHIBIT 10.1

                          SOFTWARE SERVICES AGREEMENT

  This Software Services Agreement (the "Agreement") is entered into effective April 16, 1992 by and between ICIM International, Inc. a California corporation with its principal place of business in San Jose, California ("III"), and Sequoia Systems, Inc., a Delaware corporation with its principal place of business in Marlborough, Massachusetts ("Client").

                                    RECITALS

  WHEREAS, Client is a supplier of Fault Tolerant Computer Hardware and high throughput On Line Transaction Processing Systems (OLTP) with an aggressive "Open Systems" product line. Client is pursuing a strategy of leveraging leading edge products and solutions to it's customers. Client is interested in expanding it's software products and services to provide solutions to it's customers as well as prospective customers on a worldwide basis in order to increase it's market share. Client is therefore keen to build a strategic relationship with supplier to develop software products and services such that the combined offerings result in improved solutions for it's customers and also entry into new markets to support it's overall growth strategies.

  WHEREAS, III is a Software Company with a strong background in Open Systems Transaction Processing Applications and large project management. III has a development facility in India which provides quality software development facilities at competitive prices.

  WHEREAS, the intent of this relationship between Client and III is to develop a strategic development relationship. To facilitate this process a two stage process is foreseen. In stage one a team of engineers from III will be trained over a twelve month period in order to get expertise on the Client's product line, design architecture and other relevant technical details. During this period Client will essentially incur living expenses in the US for this team. In the second phase Client will have products developed and tested at III's development facility in India.

  WHEREAS, Client desires to retain III on a long-term basis to provide software consulting services to Client;

  WHEREAS, III has agreed to provide Client with such software consulting services under the terms set forth below;

  NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

  I.1 "Additional Software Consulting Services" shall mean Software Consulting Services in excess of the amount of such services guaranteed by III pursuant to
Section II.2 and shall include, but not be limited to, development of Detailed Specifications referred to in Article VII.

  I.2 "Additional Software Engineers" shall mean software engineers performing Additional Software Consulting Services as defined in I.1.

  I.3 "III Affiliate" shall mean a corporation or other entity controlled by or in control of III, with control defined as direct or indirect ownership of at least fifty percent (50%) of the voting power of the corporation or other entity (including III).

  I.4 "III Manager" shall mean the person provided by III pursuant to Section II.3.

  I.5 "Engineer-Years" shall mean 224 eight hour working days in India and 240 eight hour days in USA.

  I.6 "Software Consulting Services" shall mean any and/or all of the consulting services to be provided by III in the area of computer software.

  I.7 "Software Engineers" shall mean the III personnel selected pursuant to
Section II.4. Exhibit A names the Software Engineers who shall perform the Software Consulting Services in year one.

                                   ARTICLE II

                  Performance of Software Consulting Services

  II.1 Performance of Software Consulting Services. Client hereby retains III and III hereby agrees to provide Client with Software Consulting Services upon the terms and conditions of this Agreement for particular projects of Client.

  II.2 Minimum Level of Services. III hereby agrees to provide Client with Software Consulting Services at least equivalent to the number of Engineer-Years set forth below:

    a. July 1, 1992-June 30, 1993--Six Engineer-Years

    b. July 1, 1993-June 30, 1994--Eight Engineer-Years

    c. July 1, 1994-June 30, 1995--Ten Engineer-Years

  II.3 Managerial Services. Commencing at a time specified by the Client and continuing until the termination of this Agreement, at the option of Client III shall provide the III Manager to work at Client's facilities to co-ordinate project management between III and Client.

  II.4 Selection of III Personnel. The selection of Software Engineers required to perform Software Consulting Services based upon project details provided by Client shall be made by III and approved by Client.

  II.5 Performance of III Personnel. Each Software Engineer shall diligently devote such time and best efforts as is reasonably required to satisfactorily complete each software consulting project to which he or she is assigned.

  II.6 Purchase of Sequoia Computer Systems by III. In order to facilitate the performance of the Software Consulting Services in India, III (or an Affiliate) will purchase one Sequoia Computer System and recommended spares on the terms and conditions set forth in Exhibit B to be installed at its development facility in India. This system shall not be resold by III during the validity of this agreement. The purchase of additional computer systems if any will be considered in 1994 and 1995 as per requirements and workloads on an economically viable basis.

  II.7 Assignment of Projects in Year One.

  Projects assigned to Software Engineers between July 1, 1992 and June 30, 1993 at Sequoia or other US locations designated by Client are at the discretion of Client. After year one projects are assigned as described in
Article VII.

  II.8

  Client may communicate its dissatisfaction with any one or more of the engineers provided by III, to III in writing, not later than 45 days from date of commencement of the engineer's services. Such a communication shall specify the reason for dissatisfaction and shall request III to change this engineer. III shall promptly change the engineer at its own cost. In all cases Client will receive a engineer-years effort for each year of service for which III receives compensation.

                                  ARTICLE III

                       Confidentiality and Nondisclosure

  III.1 Confidentiality. III acknowledges that Client has expended and will continue to expend substantial sums in creating software systems and documentation, customer lists, prospect and marketing research materials, business plans and manner of conducting business, and adaptations, modifications or derivative works based thereon ("Confidential Information"), which Confidential Information may be disclosed to III during III's performance under this Agreement. III agrees and acknowledges that the Confidential Information, and any reports, plans, derivative works, adaptations or modifications thereto, have tangible value, contain valuable trade secrets, copyrights and confidential information of Client and are the sole property of Client.

  III.2 Non-Disclosure. III shall not in any manner or form reproduce, copy, disclose, provide or otherwise make available, in whole or in part, the Confidential Information, whether developed by Client, III, or a third party, other than to Client's or III's employees for purposes specifically related to III's performance of this Agreement. III shall make no other use of the Confidential Information and shall require all Software Engineers providing Software Consulting Services to enter into a confidentiality agreement which contains these obligations. Copies of all such Confidentiality agreements shall be promptly furnished to the Client.

  The obligation of secrecy hereunder shall not apply to information to the extent that III can show:

    (a) That such information is publicly available;

    (b) That such information was in its possession prior to the date of disclosure;

    (c) That it subsequently received such information from any third party without restriction as to its disclosure or use; or

    (d) That it is authorized to disclose such information by any subsequent written agreement between the parties hereto.

  III.3 Proprietary Rights Notices. III shall ensure that any copy, in whole or in part, of the Confidential Information or any reports, plans, adaptations or modifications thereto made by III shall have affixed thereto proprietary, copyright and trade secret notices in such manner and location as to give reasonable notice of the proprietary, copyright and trade secret protection of Client and its Customers. III shall have no right to print or copy, in whole or in part, such Confidential Information except as authorized herein.

  III.4 Further Action. III shall take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Confidential Information or any reports, plans, adaptations or modifications thereto and any related materials, and to satisfy III's obligations under this Agreement. Client has the right to audit III's security and confidentiality process and procedures, with prior notice.

                                   ARTICLE IV

                            Relationship of Parties

  IV.1 Independent Contractors. III acknowledges and agrees that III has been engaged as an independent contractor, not as an employee, and nothing in this Agreement shall be construed as creating an employer/employee relationship or any partnership or joint venture between Client and III, or between Client and III's employees. III shall not incur any liability on behalf of Client or in any way represent or bind Client in any manner whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other.

                                   ARTICLE V

                            Ownership of Inventions

  V.1 Ownership of Inventions. III agrees and acknowledges that all reports, computer programs, improvements, enhancements, modifications or discoveries made by III under or arising out of this Agreement ("Inventions") shall be works for hire and the ownership thereof shall vest in Client. All Inventions shall be deemed to be Confidential Information and III hereby assigns and transfers all of its right, title and interest in any and all copyright or other intellectual property rights in and to said Inventions to Client. Client shall have the right to obtain in its own name, copyrights, patents or similar protection which may be advisable in any such Inventions. III agrees to give Client all assistance reasonably required to apply for or register patents or copyrights or otherwise to perfect such intellectual property rights.

  V.2 Assignment of Ownership. III hereby assigns to Client all of its right, title and interest in and to copyrights on all writings, documents, reports, drawings, tabulations, computer programs or other works written or made by III in connection with the provision of Software Consulting Services under this Agreement. All such works are hereby deemed to be works for hire by III on behalf of Client.

                                   ARTICLE VI

                            Software Consulting Fees

  VI.1 Consulting Fees. In consideration for the performance of the Software Consulting Services provided by III (including the Additional Software Consulting Services), Client shall pay to III:

    a. For the period from July 1, 1992 to June 30, 1993 (the "First Year"), $30,000 per Engineer-Year for the services of six (6) Software Engineers, to work at the Client's facility at Marlborough or some other US location as designated by Client.

    b. For additional Software Engineers provided by III to Client in the First Year and for any Software Engineers provided for the remaining term of the contract i.e. Second and Third Year, $30,000 per Engineer-Year (or proportionately less for fractions of Engineer-Years) for Software Consulting Services performed in India and $65,000 per Engineer-Year (or proportionately less for fractions of Engineer-Years) for Software Consulting Services performed in the United States.

  VI.2 Minimum Commitment. Client shall at a minimum retain (and compensate III at the rates set forth in Section VI.1 above) at least the number of Software Engineers set forth below with respect to each period.

    a. July 1, 1992-June 30, 1993--Six (6)

    b. July 1, 1993-June 30, 1994--Eight (8)

    c. July 1, 1994-June 30, 1995--Ten (10)

  VI.3 Minimum Payments. In accordance with the payments described in Section
VI.1 and VI.2, Client shall make minimum annual payments (the "Minimum Payments") to III in accordance with the following schedule:

    a. July, 1 1992-June 30, 1993--$180,000

    b. July 1, 1993-June 30, 1994-- 240,000

    c. July 1, 1994-June 30, 1995-- 300,000

  VI.4 Management Fee. Client shall pay III $65,000 per man year for an III Manager, on site in Marlborough, if Client chooses such service.

  VI.5 Expenses.

  During the First Year, III will bear all travel and related expenses for six
(6) Software Engineers to be located at Client's facility or other US location designated by Client. Client shall bear the travel and transportation costs incurred by any Additional Software Engineers during the term of this Agreement while on assignment with Client in the United States, including the cost of round-trip transportation by each Software Engineer between the United States and India and local expenses (e.g., car rental fees). For the six engineers in year one any travel within the United States or elsewhere at the request of Client shall be paid for by Client.

  VI.6 Invoices. III will invoice Client on or before the fifth day of the month for Software Consulting Services (including Additional Software Consulting Services) rendered during the previous month and Client will make payments to III within 20 days of the receipt of such invoice. To the extent Client has not satisfied the Minimum Commitment for a year as required by
Section VI.2, Client shall promptly pay to III an amount equal to $30,000 multiplied by an amount equal to the Minimum Commitment less the number of Software Engineers actually retained during the year. All invoice amounts shall be paid in United States dollars. The Management Fee payable under Section VI.4 shall be invoiced on a monthly basis. Any invoiced amount (other than amounts which are the subject of a good faith dispute between parties), not received within the 20 days will be subject to interest at the US prime rate.

  VI.7 Payment Procedures. Client shall make all payments to III by wire transfer to a bank designated by III. All bank charges with respect to such payments will be to III's account.

                                  ARTICLE VII

TEST AND ACCEPTANCE AFTER YEAR ONE AT SEQUOIA; VARIATIONS; LATE COMPLETION AND TRAINING

  VII.1 Project Assignments. From time to time during the term of this Agreement, Client shall notify III of projects for which Client requires Software Development Services. The parties will agree on the Detailed Specification (and project plan with detailed milestones) and III will provide a quote of the number of Engineer-Years to completion (the "Quote").

  VII.2 Forthwith upon the approval by Client of the Detailed Specification and project plan the Completion Date and the Quote, III shall commence its development works upon the basis of and in compliance with the Detailed Specification.

  VII.3 III shall use its best endeavors to complete the development of the Program by the Completion Date and in accordance with the Quote. III shall notify Client in advance of any anticipated time overruns.

  VII.4 On or before the Completion Date specifically set in the individual projects, III shall submit to the Client test data and results suitable to assess whether the Programs operate in accordance with the Detailed Specification.

  VII.5 Client shall by notice within fourteen (14) days of receipt of the test data and results either approve or reject the same. Client shall only be entitled to reject the test data and results upon the basis that (and by detailing the manner in which) either or both of them require the Programs to operate in a manner not provided for by the Detailed Specification.

  VII.6 III shall forthwith upon receipt of a rejection by Client of test data and results make all such alterations to the said test data and results as shall in the circumstances be necessary and shall resubmit the same for approval by Client. Such alterations shall not be at the Client's expense unless agreed to prior to beginning such alterations.

  VII.7 III shall implement acceptance test of the Programs within Fourteen
(14) days of the approval by Client of the test data and results. The acceptance test shall be based strictly on the test data and results approved by Client.

  VII.8 If the Program fails to pass the acceptance test then III shall forthwith implement free of charge such alterations or modifications to the Program as it shall in the circumstances reasonably judge necessary and in sufficient time to make possible the repetition of the acceptance test by Client within thirty (30) days of the date of failure.

  VII.9 If the Program fails the repeat acceptance test then Client may at its option:

    a. require III by written notice to forthwith implement such further alterations or modifications to the Program free of charge as Client shall reasonably judge necessary to enable the Program to pass the acceptance test; or

    b. accept the Program; or

    c. reject the Program. If Client rejects, Client is entitled to refunds and/or credits for dollars spent. In such a case, Client is not entitled to the Program or to any ownership rights as prescribed in Article V; the program and ownership rights under Article V shall belong to III. However, III shall still be subject to the provisions of Article III in respect of such program.

  VII.10 Client shall be entitled at any time prior to the Completion Date of the individual project, to request in writing to III to modify the design of the Program.

  VII.11 Client shall provide III with full particulars of any requested modification and such further information as III shall reasonably require.

  VII.12 Following a request pursuant to Section VII.10 above, III shall inform Client in a timely manner in writing of the alterations to the Completion Date and the Quote that it shall reasonably judge necessary to make as a result of such request or its inability to do so.

  VII.13 If Client elects to proceed with the modification then the Completion Date and the Quote shall be amended in the manner indicated by III pursuant to
Section VII.12 above.

  VII.14 If the Program is modified in whole or in part in accordance with this Article the parties shall make all appropriate related modifications to the Detailed Specification.

  VII.15 Client and III recognize and agree that individual agreement for Software Development Services may be executed for each project. In case of any conflict between the terms of the individual agreement and the terms under this
Article VII, Client and III agree that the terms of the individual agreements shall prevail. The terms under this Article VII shall only apply when they are applicable.

                                  ARTICLE VIII

                              Term and Termination

  VIII.1 Term. This Agreement shall commence on the date first set forth above and shall continue in full force and effect until June 30, 1995 unless terminated under this Article VIII.

  VIII.2 Termination for Cause. Either party may terminate this Agreement for cause if the other party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days after written notice from the non-breaching party. For example if the Client considers the service provided by III to be significantly less than expected e.g. chronic failure to meet schedules or below average software quality, Client will work with III to remedy the situation. However, if such service continues to be unacceptable, the Client may terminate this agreement for cause.

  VIII.3 In the event the Client terminates this Agreement for other than Cause, the Client's obligation shall be payment of all services performed to date plus 50% of the services, planned for the remaining period of the agreement.

  VIII.4 Return of Property. Upon the termination of this Agreement, III agrees to end all further use and utilization of, and to immediately return to Client all tangible Confidential Information, papers, tabulations, reports, computer programs and other documents or equipment furnished by Client or created or prepared by III under this Agreement. To destroy all copies thereof and to certify to Client in writing that all such materials have been delivered to Client and that all copies have been destroyed.

  VIII.5 Survival. The obligations of the parties under Articles III, V and Sections VI.3, VI.6, VIII.3, VIII.4, IX.1, IX.2, X.9, X.10, X.11 and X.12 shall survive any termination of this Agreement.

                                   ARTICLE IX

                                    Warranty

  IX.1 Warranty. III shall use its best efforts to ensure that any software developed under this Agreement shall function properly in conformity with the specifications provided by Client.

  The foregoing warranty is in lieu of all other warranties and considerations, express or implied, including but not limited to, those concerning merchantability and fitness for a particular purpose. III's liability under this agreement shall be solely to Client and shall be limited to the correction of any defects in the software developed pursuant to this agreement.

  The foregoing warranty shall not apply to defects resulting from:

    a. Unauthorized modification or misuse of the software.

    b. Buyer supplied software or inter-facing.

  IX.2 Limitation of Liability. The remedies provided herein are Client's sole and exclusive remedies. In no event will III be liable for any direct or indirect, special, incidental, or consequential damages including loss of profits or goodwill whether based on contract, tort or any other legal theory. III shall in no event be liable for loss of profits, loss of goodwill, claims by third parties against Client or any other special or consequential damages suffered by Client or others arising out of the performance of services by III under this agreement, whether or not the possibility of such damages was disclosed to III or could have been reasonably foreseen by III.

                                   ARTICLE X

                          General Terms and Conditions

  X.1 Assignment. The rights, duties and obligations of III and Client under this Agreement shall not be transferred or assigned by either party to any third party without the prior written consent of the other party, provided, however, that III may assign and/or subcontract its rights and Agreement to an III Affiliate without the consent of Client. Provided, however, that III shall at all times remain liable for all of its obligations under the contract.

  X.2 Waiver. No failure or delay by either party in exercising any rights, power or privilege under the terms and conditions of this Agreement shall operate as waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise therefor the exercise of any other right, power or privilege. This Agreement or any part thereof may not be waived or discharged orally but only by and upon written statement duly signed by both the parties.

  X.3 Notices. Any notices required or permitted under this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to Client/III at its address first set forth above or such other address for which the party gives notice hereunder. Notices shall be deemed given seven (7) days after deposit in the mail.

  X.4 Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the parties on the subject hereof and shall wholly merge and supersede any and all prior agreements, if any, between them.

  X.5 Modification. The terms and conditions of this Agreement may be modified or changed only by written amendments duly executed by duly authorized representatives of both the parties.

  X.6 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable by any court of competent jurisdiction the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

  X.7 Authority. The parties acknowledge that the individual(s) signing on their respective behalf are duly authorized to sign this Agreement and bind the parties respectively.

  X.8 Force Majeure. Non-performance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions or any other reason where the failure to perform is beyond the reasonable control of the non-performing party. However, if the performance of such party be delayed for a continuous period of sixty (60) days or more, the Agreement may be terminated by the other party by written notice of thirty (30) days unless performance is resumed within such thirty (30) days.

  X.9 Solicitation of Employees. Client shall not directly or indirectly offer employment to any of III's personnel or former personnel for up to one year after the termination of this Agreement. Unless prior written notice is received from III.

  X.10 Arbitration. Any dispute or difference between the parties arising from or under this Agreement or relating thereto or its interpretation effect or validity, shall, unless amicably settled, be referred to binding arbitration in Boston, Massachusetts under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules.

  X.11 Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the Commonwealth of Massachusetts without reference to rules of conflicts of law.

  X.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  X.13 Injunctive Relief. III acknowledges and agrees that Client would suffer irreparable damage in the event that III violates any provision of Article III, and therefore agrees that, in addition to any other remedy to which Client may be entitled at law or equity, Client shall be entitled to an injunction or injunctions, an to any other applicable equitable remedy, to prevent or cure breaches of Article III.

  IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth below.


ICIM International, Inc.                  Sequoia Systems, Inc.


              Arun Tolani                           James M. Nolan, Jr.
By: _________________________________     By: _________________________________
              Arun Tolani                           James M. Nolan, Jr.
        Chief Operating Officer                 Vice President Engineering

                                   EXHIBIT A

                               SOFTWARE ENGINEERS

  The software engineers selected pursuant to Section II.4 are named below:

    1. S. V. Gore

    2. A. P. Manoranjan

    3. J. S. Lokhande

    4. A. Jaeel

    5. V. Sudha

    6. G. R. Chandrasekhar

  III shall have the right to replace either or both of the last two names, at its option, with persons of comparable skill level.

                                   EXHIBIT B

                              SEQUOIA SYSTEM TERMS

1 Series 40 with 2 PEs, 2MEs (64MB), 2IOEs, 1BBU, 1 console termi-
  nal, 1 console printer, 1 Ethernet card, 16 asynch ports, 4 disk drives (400MB formatted 3.5" SCSI drives/1.2 GB Drives) 1 DAT tape drive, TOPIX, TCP/IP, MOTIF/X Windows and ANSI C...........  $67,500 CIF
Spares as per attached sheet......................................  $22,500 CIF

VARIATION-CONFIGURATION

  The configuration specified above is subject to change as mutually agreed between the parties to the agreement at the time the order is actually placed on Client by the supplier which is expected to be in the 2nd quarter of 1993.

TERMS OF PAYMENT

  The supplier shall pay the price of $90,000 CIF indicated above within 20 days of receipt of the invoice or installation of the equipment whichever is later. The payment shall be by wire transfer to the Client at a bank designated by Client. Any delay in payment by supplier (other than amounts which are the subject of a good faith dispute between parties) after the 20 days will be subject to interest at the US prime rate.

MAINTENANCE

  Self maintenance (service provider) after warranty period, by Sequoia-trained ICIM engineers.

                       SPARES LIST Annexure to Exhibit B

         MODEL
           #                      DESCRIPTION                                   UNIT QUALITY
         -----                    -----------                                   ------------
         CP4025                   S40 PE                                                1
         CM4064                   MEM 64MB                                              1
         CI4001                   S40 IOE                                               1
         CE 401                   SYS CAB                                               1
         DS4002                   DAT TRAY                                              1
         DD4002                   DSK 1.2GB                                             1
         DC4001                   SCSI CTLR                                             1
         CE4003                   PCAB VME                                              1
         MC403                    ETHERNET                                              1
         AV203                    CNSL TRMNL                                            1
                                                                                  $22,500 CIF

AMENDMENT NO. 1 TO SOFTWARE SERVICES AGREEMENT

  This amendment is made as of 19 March, 1993 by and between ICIM
International, Inc., (III) a California corporation and Sequoia Systems Inc. (Client) a Delaware corporation.

  Whereas the parties to this Agreement have entered into a Software Services Agreement (Agreement) effective April 12, 1992;

  Whereas Client requires some changes in the Agreement to meet its current and future business needs:

    And whereas, III is agreeable to these proposed changes;

  Now Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

    1. Article II 6 shall be replaced by the following article:

      II.6 Purchase of Sequoia Computer Systems by III. In order to facilitate the performance of the Software Consulting Services in India, III (or an Affiliate) will purchase one Sequoia Computer System and recommend spares. The terms and conditions of this purchase will be determined when it appears likely that Software Consulting Services will be performed in India. This system will be installed at its development facility in India. This system shall not be resold by III during the validity of this agreement. The purchase of additional computer systems if any will be considered in 1995 as per requirements and workloads on an economically viable basis.

    2. Article VI. 1 c shall be added as follows:

      VI.1 c. Notwithstanding Article VI.1 b, for Software Engineers provided by III to Client in the US from 17 March 1993, $72,000 per Engineer-Year.

    3. Add to the end of Article I.7

  The number of Software Engineers required by Client in subsequent years or periods shall be specified in Exhibit C which shall also indicate the start date.

ICIM International, Inc.                  Sequoia Systems, Inc.


             Thomas Joseph                              James Nolan
By __________________________________     By __________________________________
             Thomas Joseph                              James Nolan
            President & CEO                           VP Engineering

                                   EXHIBIT C

  Software Engineers required:

                 START DATE
      NUMBER   (ON OR BEFORE)          LOCATION
      ------   --------------          --------
      1           3/22/93     Marlborough, Massachusetts
      1           4/1/93      Marlborough, Massachusetts
      1           5/1/93      Marlborough, Massachusetts
      5           8/1/93      Marlborough, Massachusetts

     Total number of engineers: 8

AMENDMENT NO. 2 TO SOFTWARE SERVICES AGREEMENT

  This Amendment is made as of June 4, 1994 by and between ICIM International, Inc. (III), a California Corporation and Sequoia Systems, Inc. (Client), a Delaware Corporation.

  Whereas the parties of this Agreement have entered into a Software Services Agreement (Agreement) effective April 16, 1992; and thereafter amended on March 19, 1993.

  Whereas III and Client require some changes in the Agreement to meet its current and future business needs:

    And whereas, III and client are agreeable to these proposed changes;

  Now Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

    1. Article II.6 shall be deleted.

    2. Article VI 1d and e shall be added as follows:

       VI 1.d. Notwithstanding Article VI 1b. and c in the Agreement, for onsite Software engineers provided by III to client in the US, as the rate of $72,000 per engineer year, for Software engineers provided by III in India to Client $216,000 for 5 engineer year plus one Project Manager year.

       Communication charges will be billed on actuals and are not expected to exceed $24,000 per year.

       The number of software engineers required by Client in following years or periods shall be specified in Exhibit D which shall also indicate the start date.

    3. Article VII.2 Loan of Sequoia Computer Systems by III.

       In order to facilitate the performance of the Software Consulting Services in India, client will loan one Sequoia Computer System for a period of 48 months starting in June of 1994 to III (or an affiliate).

    4. Article VIII.1 Term will be amended as follows:

       This Agreement shall commence on the date first set forth above and shall continue in full force and effect until June 30, 1998 unless terminated under this Article VIII.

       Article VIII.2 Termination for Cause will be amended as follows:

       Either party may terminate this Agreement for cause if the other party breaches any material provision of this Agreement or the services are deemed unacceptable and fails to cure such breach or improve the service to a satisfactory level within 90 days after written notice from the non-breaching party. However, if such service continues to be unacceptable, the Client may terminate this agreement for cause with a 30-day notice period (after the 90-day period has elapsed).

    5. The following clause shall be added to VI.5

       All travel and related expenses for offshore engineers will be borne by Client. This relates to travel incurred to locate engineers to the Client's facility for training.

    III will be responsible for providing training if any is required due to change in the offshore engineering team.

    6. The following clause will be added to Article II.2. Minimum Level of Services II 2a. Client hereby confirms the following years of service set forth below:

            July 1, 1995-June 30, 1996--Sixteen Engineer Years

            July 1, 1996-June 30, 1997--Eighteen Engineer Years

            July 1, 1997-June 30, 1998--Twenty Engineer Years

    However the Client has the option to review and confirm the above six
    (6) months prior to the beginning of the period. In any event the minimum number engineer years in any one year will be Ten (10).


ICIM International, Inc.                  Sequoia Systems, Inc.



By:           Arun Tolani                 By:           W.C. Gould
   ----------------------------------        ----------------------------------
              Arun Tolani                               W.C. Gould
        Chief Operating Officer               Vice President Customer Service

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